Exhibit 5.1

June 25, 2021

FitLife Brands, Inc.
5214 S. 136th Street
Omaha, NE 68137

Re:	Registration Statement on Form S-8 for FitLife Brands, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to FitLife Brands, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) a total of 100,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the FitLife Brands, Inc. 2019 Omnibus Equity Incentive Plan (the “2019 Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the Restated Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the applicable Plans and, with respect to the Plan Shares, when and to the extent issued in accordance with the terms of any award agreement entered into under the 2019 Plan, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation